UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☑	Definitive Information Statement

APOLLO RESOURCES INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)
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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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APOLLO RESOURCES INTERNATIONAL, INC.
3001 Knox Street, Suite 403
Dallas, Texas 75205

NOTICE OF ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

Dear Shareholder:
The purpose of this letter is to inform you that shareholders representing more than 50% of our outstanding Common Stock have executed a Written Consent in Lieu of Special Meeting, approving an reverse stock split of our Common Stock followed immediately by a forward stock split of our Common Stock (the “Reverse/Forward Stock Split”). Under Utah law, our Articles of Incorporation, and Bylaws, this consent will satisfy the shareholder approval requirement for the Reverse/Forward Stock Split of our Common Stock.
This letter and the accompanying Information Statement are being furnished to the holders of record of the Company’s Common Stock as of April 9, 2007. The Information Statement is being mailed to shareholders on or about May 29, 2007.
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
Section 16-10a-704 of the Utah Revised Business Corporation Act (the “Business Corporation Act”) provides that the written consent of the holders of the outstanding shares of voting stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. Pursuant to Section 16-10a-1003 of the Business Corporation Act, a majority of the outstanding voting shares of stock entitled to vote thereon is required in order to amend our Articles of Incorporation. In order to eliminate the costs and management time involved in having a special meeting of shareholders and obtaining proxies, and in order to effect the resolutions as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize, and did in fact obtain, the written consent of the holders of a majority of the voting power of the Company.
Pursuant to Section 16-10a-704 of the Business Corporation Act, the Company is required to provide prompt notice of the taking of the corporate action without a meeting of the shareholders who have not consented in writing to such action. The Information Statement is intended to provide such notice. No dissenters’ or appraisal rights under the Business Corporation Act are afforded to the Company’s shareholders as a result of the approval of the proposal.
The accompanying Information Statement is for informational purposes only. It describes why an increase in the authorized Common Stock capitalization limit was required, and contains other disclosures required by law in connection with shareholder approval of the increase in the authorized Common Stock capitalization limit of our Company. Please read the accompanying Information Statement carefully.

APOLLO RESOURCES INTERNATIONAL, INC.

Dennis G. McLaughlin, III
Chief Executive Officer
Dallas, Texas
May 29, 2007

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APOLLO RESOURCES INTERNATIONAL, INC.
3001 Knox Street, Suite 403
Dallas, Texas 75205
(214) 389-9800

NOTICE OF ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

This Information Statement is being furnished to you, as a record holder of common stock, par value $0.001 (“Common Stock”) of Apollo Resources, Inc., a Utah corporation (the “Company” or “we”), on May 18, 2007, to inform you of (i) the approval on March 9, 2007 and April 4, 2007 of consent resolutions by our Board of Directors (the “Board”) proposing amendments to our Restated Articles of Incorporation (the “Articles of Incorporation”) to effect a reverse stock split of our Common Stock followed immediately by a forward stock split of our Common Stock (the “Reverse/Forward Stock Split”) and (ii) our receipt of written consents dated April 23, 2007, approving such amendments by stockholders entitled to vote on the matter as of April 9, 2007 (the “Record Date”). As of the Record Date, there were 376,738,622 shares of Common Stock issued and outstanding each entitled to one vote per share. A majority of the votes entitled to be cast by holders of the issued and outstanding shares of Common Stock was required to approve the Reverse/Forward Stock Split. Stockholders holding 197,893,644 shares of our issued and outstanding Common Stock, or 52.5% of the total Common Stock class vote, voted in favor of the Reverse/Forward Stock Split and the Articles of Amendment (hereinafter defined). The resolutions adopted by the Board and the written consents of the stockholders give us the authority to file Articles of Amendment to the Articles of Incorporation (the “Articles of Amendment”). The Articles of Amendment shall be filed with the Utah Division of Corporations and Commercial Code on or after the expiration of 20 calendar days following the date this Information Statement is first mailed to our stockholders and will become effective immediately thereafter (the “Effective Date”). As a result of the Reverse/Forward Stock Split, as described in more detail below, stockholders owning fewer than 65,000 shares of our Common Stock will be paid consideration of $0.035 per share for all shares owned and will no longer be stockholders in the Company, and the holdings of all other stockholders will remain unchanged. The Reverse/Forward Stock Split was approved by the Board upon evaluating the feasibility and fairness from a financial point of view to the unaffiliated stockholders of the Company of a going private transaction and to recommend a price to effect that transaction that is fair to those stockholders.
Although the Reverse/Forward Stock Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to abandon the Reverse/Forward Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse/Forward Stock Split is in the best interests of the Company and its stockholders. This could occur because stockholders may purchase, sell or otherwise transfer shares of our Common Stock after the date of the mailing of this Information Statement, and the possible number of stockholders who would receive cash payments in connection with the Reverse/Forward Stock Split and the number of shares which we would purchase from such stockholders may fluctuate between the date of the mailing of this Information Statement and the date immediately preceding the Effective Date.
The intended effect of the Reverse/Forward Stock Split is to reduce the number of record holders of our Common Stock to fewer than 300 so that we will be eligible to terminate the public registration of our Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Provided that the Reverse/Forward Stock Split has the intended effect, we intend to immediately file a Certificate and Notice of Termination of Registration under Section 12(g) of the Exchange Act on Form 15 to terminate the registration of our Common Stock. Upon filing the Form 15, our obligation to file periodic reports with the Securities and Exchange Commission (the “Commission”) such as Forms 10-QSB, 10-KSB and 8-K will be immediately suspended and we will no longer be subject to the Commission’s proxy rules. However, we will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws. Deregistration of our Common Stock will be effective 90 days after the filing of the Form 15.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
This Information Statement is dated May 18, 2007 and is first being mailed to our stockholders on or about May 29, 2007.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION (i) HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION; (ii) PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR (iii) PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
All necessary corporate approvals in connection with the Reverse/Forward Stock Split have been obtained. This Information Statement is being furnished to all of our stockholders pursuant to Section 14(c) of the Exchange Act, the rules promulgated thereunder and the provisions of the Utah Revised Business Corporation Act (the “Business Corporation Act”), solely for the purpose of informing stockholders of the Reverse/Forward Stock Split before it takes effect.
Pursuant to Section 16-10a-704 of the Business Corporation Act, the Company is required to provide prompt notice of the taking of the corporate action without a meeting of the shareholders who have not consented in writing to such action. The Information Statement is intended to provide such notice. No dissenters’ or appraisal rights under the Business Corporation Act are afforded to the Company’s shareholders as a result of the approval of the proposal.
The Reverse/Forward Stock Split is comprised first of a reverse stock split (the “Reverse Split”) pursuant to which each 65,000 shares of Common Stock registered in the name of a stockholder immediately prior to the effective time of the Reverse Split will be converted into one share of Common Stock, followed immediately thereafter by a forward stock split (the “Forward Split”), pursuant to which each share of Common Stock outstanding upon consummation of the Reverse Split will be converted into 65,000 shares of Common Stock. Interests in fractional shares owned by stockholders owning fewer than 65,000 shares of Common Stock, whose shares of Common Stock would be converted into less than one share in the Reverse Split, will instead be converted solely into the right to receive a cash payment of $0.035 per share owned by such stockholders prior to the Reverse Split. However, if a registered stockholder holds 65,000 or more shares of Common Stock in his or her account immediately prior to the effective time of the Reverse Split, any fractional share in such account resulting from the Reverse Split will not be cashed out and the total number of shares held by such holder will not change as a result of the Reverse/Forward Stock Split.
The determination of the 1 for 65,000 Reverse Split ratio was based on the Company’s intention to reduce the number of record stockholders remaining after the Reverse Split to fewer than 300 so that the Company could terminate the registration of its Common Stock with the Commission. The resulting estimated cost to cash out these shares was determined to be reasonable in light of the expected benefits from the Reverse/Forward Stock Split.
We intend for the Reverse/Forward Stock Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse/Forward Stock Split for their beneficial holders. However, nominees may have different procedures, and stockholders holding shares in street name should contact their nominees. A stockholder holding fewer than 65,000 shares of Common Stock in street name who wants to receive cash in the Reverse/Forward Stock Split should instruct his, her or its nominee to transfer such stockholder’s shares into a record account in such stockholder’s name by June 15, 2007 to ensure that such stockholder will be considered a holder of record prior to the Effective Date of the Reverse/Forward Stock Split. A stockholder holding fewer than 65,000 shares of Common Stock in street name through a nominee who does not transfer shares into a record account by June 15, 2007 may not have his, her or its shares cashed out in connection with the Reverse/Forward Stock Split. For instance, a stockholder’s shares may not be cashed out if such stockholder’s nominee is a record holder of an aggregate of 65,000 or more shares of Common Stock, holds shares for multiple stockholders in street name and does not provide such beneficial ownership positions by June 15, 2007 to Colonial Stock Transfer Company, Inc., our exchange agent (the “Exchange Agent”).
As soon as practicable after the Effective Date, we will send all stockholders with stock certificates representing the right to receive cash payments a letter of transmittal to be used to transmit Common Stock certificates to the Exchange Agent. Upon proper completion and execution of the letter of transmittal, and the return of the letter of transmittal and accompanying stock certificate(s) to the Exchange Agent, each stockholder entitled to receive payment will receive a check for such stockholder’s stock. Stockholders should allow for approximately five (5) business days after mailing for the Exchange Agent to receive the letter of transmittal and accompanying stock certificate. The Exchange Agent will send a check for such stockholder’s stock within approximately five (5) business days of receiving such letter of transmittal and accompanying stock certificate. In the event we are unable to locate certain stockholders or if a stockholder fails properly to complete, execute and return the letter of

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transmittal and accompanying stock certificate to the Exchange Agent, any funds payable to such holders pursuant to the Reverse/Forward Stock Split will be held in escrow until a proper claim is made, subject to applicable abandoned property laws.

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ANNEX A-2- Form of Certificate of Amendment of Certificate of Incorporation to Effect Forward Stock Split	1

ANNEX B- Annual Report on Form 10KSB for the Year Ended December 31, 2005	1

ANNEX C- Quarterly Report on Form 10QSB for the Quarterly Period Ended September 30, 2006	1

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Forward-Looking Statements
This Information Statement contains forward-looking statements. The words “believe,” “expect,” “anticipate,” “estimate,” “project” and similar expressions identify forward-looking statements, which speak only as of the date of this Information Statement. The Company does not assume any obligation to update or correct forward-looking statements to reflect subsequent events or actual results. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those made in, contemplated by, or underlying the forward-looking statements. For these reasons, you should not place undo reliance on any forward-looking statements included in this Information Statement.
Summary of Terms of Reverse/Forward Stock Split
The following is a summary of the material terms of the proposed Articles of Amendment, the Reverse/Forward Stock Split and the other transactions contemplated in connection with the Reverse/Forward Stock Split.
This Information Statement contains a detailed description of the terms of the proposed Articles of Amendment and the Reverse/Forward Stock Split. We encourage you to read the entire Information Statement and each of the documents that we have attached as an Annex to this Information Statement carefully.
▪	The Board, including all of the non-employee directors, has authorized, and the Company’s stockholders have approved, a 1-for-65,000 Reverse Split of our Common Stock, followed immediately thereafter by a 65,000-for-1 Forward Split of our Common Stock. See also the information under the captions “Structure of the Reverse/Forward Stock Split,” and “Recommendation of the Board; Fairness of Reverse/Forward Stock Split” in this Information Statement.

▪	The Board, including all of the non-employee directors, has determined that the Reverse/Forward Stock Split is fair to and in the best interest of all of our unaffiliated stockholders, including those stockholders owning shares being cashed out pursuant to the Reverse/Forward Stock Split and those who will retain an equity interest in our Company subsequent to the consummation of the Reverse/Forward Stock Split. See also the information under the caption “Recommendation of the Board; Fairness of the Reverse/Forward Stock Split” in this Information Statement.

▪	A majority of the votes entitled to be cast by holders of the issued and outstanding shares of Common Stock was required to approve the Reverse/Forward Stock Split. Stockholders holding 197,893,644 shares of our issued and outstanding Common Stock, or 52.5% of the total Common Stock, was voted in favor of the Reverse/Forward Stock Split and the Articles of Amendment.

▪	When the Reverse/Forward Stock Split becomes effective, if you hold at least 65,000 shares of Common Stock, the number of shares of Common Stock that you hold will not change, and you will not be entitled to receive any cash payments. You will not need to take any action, including exchanging or returning any existing stock certificates, which will continue to evidence ownership of the same number of shares as set forth currently on the face of the certificates. See also the information under the caption “Description of the Reverse/Forward Stock Split” in this Information Statement.

▪	When the Reverse/Forward Stock Split becomes effective, if you hold fewer than 65,000 shares of Common Stock, you will receive a cash payment of $0.035 per pre-split share. As soon as practicable after the Effective Date, you will be notified and asked to surrender your stock certificates to the Exchange Agent. You should allow for approximately five (5) business days after mailing for the Exchange Agent to receive the stock certificates surrendered. Upon receipt of a properly completed letter of transmittal and your stock certificates by the Exchange Agent, you will receive your cash payment within approximately five (5) business days. See also the information under the caption “Description of the Reverse/Forward Stock Split—Exchange of Certificates for Cash Payment or Shares” in this Information Statement.

▪	The Reverse/Forward Stock Split is not expected to affect holders of warrants. See also the information under the caption “Special Factors—Effect of the Reverse/Forward Stock Split on Option Holders,” “Special Factors—Effect of the Reverse/Forward Stock Split on Warrant Holders” and “Special Factors—Effect of the Reverse/Forward Stock Split on Holders of Outstanding Convertible Debentures” in this Information Statement.

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▪	The Reverse/Forward Stock Split is not expected to affect our current business plan or operations, except for the anticipated cost and management time savings associated with termination of our obligations as a public reporting company. See also the information under the captions “Special Factors—Effects of the Reverse/Forward Stock Split, “Special Factors—Financial Effect of the Reverse/Forward Stock Split” and “Conduct of the Company’s Business After the Reverse/Forward Stock Split” in this Information Statement.

▪	When the Reverse/Forward Stock Split becomes effective, we intend to terminate the registration of our Common Stock with the Commission. Upon termination of our registration, we will no longer file periodic reports with the Commission, including, among other things, Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, and we will not be subject to the Commission’s proxy rules. See also the information under the captions “Special Factors—Reasons for and Purposes of the Reverse/Forward Stock Split” and “Recommendation of the Board; Fairness of Reverse/Forward Stock Split” in this Information Statement.

▪	The Board of Directors has made determinations as to the fairness from a financial point of view of the consideration to be paid to the holders of shares of the Company’s Common Stock who will receive cash payments for their pre-split shares and will not be continuing stockholders of the Company. See also the information under the caption “Fairness of the Reverse/Forward Stock Split to Stockholders” in this Information Statement.

▪	For those stockholders who receive a cash payment in the Reverse/Forward Stock Split, your receipt of cash will be a taxable transaction for United States federal income tax purposes and may be such for state, local, foreign and other tax purposes as well. For those stockholders that retain Common Stock immediately following the Reverse/Forward Stock Split, you will not recognize any gain or loss for federal income tax purposes. See also the information under the caption “Special Factors—Federal Income Tax Consequences of the Reverse/Forward Stock Split” in this Information Statement. You are urged to consult with your own tax advisor regarding the tax consequences of the Reverse/Forward Stock Split in light of your own particular circumstances.

▪	You are not entitled to dissenters rights under either our governance documents or the Utah Business Corporation Act. See also the information under the caption “Description of the Reverse/Forward Stock Split—Dissenter Rights” in this Information Statement.

▪	We currently have the financial resources to complete the Reverse/Forward Stock Split. See also the information under the caption “Financing of the Reverse/Forward Stock Split” in this Information Statement.
Questions and Answers about the Reverse/Forward Stock Split
The following questions and answers briefly address some commonly asked questions about the Reverse/Forward Stock Split that are not addressed in the “Summary of Terms of Reverse/Forward Stock Split.” They may not include all the information that is important to you. We urge you to read carefully this entire Information Statement, including our financial statements and the Annexes hereto.
Q: What are some of the advantages of the Reverse/Forward Stock Split?

A: Our Board believes that the Reverse/Forward Stock Split may have, among others, the following advantages:
▪	We will terminate the registration of our Common Stock under the Exchange Act, which will eliminate the significant tangible and intangible costs of our being a public company, with tangible cost savings of an estimated $500,000 before taxes annually, based on our historical costs. In addition, as a result of the enactment of the Sarbanes-Oxley Act (the “Sarbanes-Oxley Act”) signed on June 30, 2002, the costs of being a public company have increased, and are expected to continue to increase significantly. We estimate one-time cost savings of at least $750,000 and future annual cost savings of approximately $1,000,000 because we would not incur external auditor fees, consulting and legal fees, in preparation for Section 404 of the Sarbanes-Oxley Act and other expenses for compliance, planning,

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documentation and testing, in preparation for the internal controls audit requirements imposed by Section 404, or the retention of additional personnel to handle the increased obligations of Section 404;
▪	small stockholders will not be obligated to pay any commissions in connection with the Reverse/Forward Stock Split, however if you hold your shares through a nominee your nominee may charge you a fee;

▪	we believe we will be able to achieve overhead reductions associated with the Reverse/Forward Stock Split without negatively affecting our business operations. Since we will no longer have to comply with the public reporting and other requirements of the Exchange Act and the Sarbanes-Oxley Act we will no longer need to incur certain expenses relating to printing and mailing stockholder documents, EDGAR filing fees and personnel time required to comply with the Exchange Act and the Sarbanes-Oxley Act. In addition, we estimate that we will be able to achieve future annual cost savings of an estimated $500,000 which we would have had to incur to retain additional personnel to handle the increased obligations due to Section 404 of the Sarbanes-Oxley Act;

▪	we will be able to provide complete liquidity for the relatively large number of unaffiliated record stockholders holding fewer than 65,000 shares where there has been limited liquidity available through the public market, and will be able to do so through a transaction in which such unaffiliated stockholders generally may be eligible to receive capital gains tax treatment for their proceeds; and

▪	we may benefit from not having to reveal detailed financial and operational information to the public and our competitors.
See also information under the caption “Special Factors—Reasons for and Purposes of the Reverse/Forward Stock Split” in this Information Statement.
Q: What are some of the disadvantages of the Reverse/Forward Stock Split?

A: Our Board believes that the Reverse/Forward Stock Split may have, among others, the following disadvantages:
▪	stockholders owning fewer than 65,000 shares of our Common Stock will not have an opportunity to liquidate their shares at a time and for a price of their choosing; instead, such stockholders will be cashed out, will no longer be stockholders of our Company and will not have the opportunity to participate in or benefit from any future potential appreciation in our value;

▪	stockholders holding our Common Stock following the Reverse/Forward Stock Split will no longer have readily available to them all of the legally mandated information regarding our operations and financial results that is currently available in our filings with the Commission;

▪	it will be more difficult for us to access the public capital markets;

▪	the termination of our Exchange Act registration will make many of the provisions of the Exchange Act, such as certain short-swing profit provisions of Section 16, the proxy solicitation rules under Section 14 and the stock ownership reporting rules under Section 13, no longer applicable;

▪	the Sarbanes-Oxley Act which imposed many additional rules and regulations on public companies that were designed to protect investors will no longer apply to us; and

▪	stockholders will no longer have certain other rights and protections that the federal securities laws give to stockholders of public companies.
See also information under the captions “Special Factors—Effects of the Reverse/Forward Stock Split,” “Special Factors—Financial Effect of the Reverse/Forward Stock Split” and

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“Recommendation of the Board; Fairness of the Reverse/Forward Stock Split” in this Information Statement.
Q: What are some of the reasons for going private now?

A: Our Board believes that any material benefit from our public company status is outweighed by the significant and increasing costs of being a public company.
•	Do not have significant staff to manage the aspects of being public

•	Do not have the financial wherewithal to manage the implementation of Sarbanes-Oxley
See also information under the caption “Special Factors—Reasons for and Purposes of the Reverse/Forward Stock Split” in this Information Statement.
Q: What are some of the factors that the Board considered in approving the Reverse/Forward Stock Split?
A:	The Board considered several factors in approving the Reverse/Forward Stock Split. Importantly, the Board considered the relative advantages and disadvantages discussed above and under the captions “Special Factors—Reasons for and Purposes of the Reverse/Forward Stock Split,” “Special Factors—Strategic Alternatives Considered, “Special Factors—Background of the Reverse/Forward Stock Split” and “Special Factors—Effects of the Reverse/Forward Stock Split” in this Information Statement. The Board also considered numerous other factors, including:
▪	the financial presentations and analyses of management regarding the Reverse/Forward Stock Split, including the valuation of the Company and determination of the range of fair prices per pre-split share;

▪	the Board’s discussions and conclusions about the fairness of the price of $0.035 per pre-split share to be paid following the Reverse/Forward Stock Split to our stockholders owning fewer than 65,000 shares of our Common Stock;

▪	the recommendation of the C.E.O. to the Board regarding the fairness of the Reverse/Forward Split to our stockholders;

▪	the opinion that, as of March 9, 2007 and April 4, 2007 (the date of the approval of the Articles of Amendment by the Board), consideration of $0.035 per pre-split share is fair, from a financial point of view, to holders of shares of the Company’s Common Stock who will receive cash payments for their pre-split shares and will not be continuing stockholders of the Company; and

▪	the projected tangible and intangible cost savings to us by terminating our status as a public company.
See also information under the captions “Fairness of the Reverse/Forward Stock Split—Opinion of Imperial Capital” and “Recommendation of the Board; Fairness of the Reverse/Forward Stock Split” in this Information Statement.
Q:	What are the interests of directors and executive officers in the Reverse/Forward Stock Split?

A:	As a result of the Reverse/Forward Stock Split, we believe that our directors and executive officers, collectively, will increase their direct beneficial ownership of our Common Stock from approximately 43.2% to 53.0%. The number of shares held by our directors and officers will remain substantially unchanged as a result of the Reverse/Forward Stock Split.
See also information under the captions “Special Factors—Effects of the Reverse/Forward Stock Split” and “Special Factors—Potential Disadvantages of the Reverse/Forward Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders” in this Information Statement.

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Q:	What is the total cost of the Reverse/Forward Stock Split to the Company?

A:	We estimate that we will pay up to approximately $2,179,636 to cash out fractional shares. In addition, we anticipate incurring approximately $500,000 in advisory, legal, financial, accounting, printing and other fees and costs in connection with the Reverse/Forward Stock Split.
See also information under the captions “Special Factors—Effects of the Reverse/Forward Stock Split,” “Special Factors—Financial Effect of the Reverse/Forward Stock Split” and “Costs of the Reverse/Forward Stock Split” in this Information Statement.

Q:	At what prices has our stock traded recently?

A:	Our Common Stock was formerly quoted on the NASD’s Over the Counter Bulletin Board (“OTCBB”) under the ticker symbol “AOOR.OB.” On or about April 23, 2007, the NASD notified the Company that the Company’s securities were to be removed from quotation on the OTCBB effective at the open of business on April 27, 2007. As such, the Company now trades on as an OTC “Pink Sheet” security under the ticker symbol “AOORE.OB and shall be trading under the symbol “AOOR.PK.” We consider our common stock to be thinly traded and any reported bid or sale prices may not be a true market-based valuation of the common stock. On May 17, 2007, the last practicable trading day prior to the date of this Information Statement, our Common Stock’s closing price was $0.034..
See also information under the caption “Trading Market and Price of our Common Stock and Dividend Policy” in this Information Statement.
Special Factors
a) Reasons for and Purposes of the Reverse/Forward Stock Split
The primary purpose of the Reverse/Forward Stock Split is to reduce the number of record holders of our Common Stock to fewer than 300, so that we can terminate the registration of our Common Stock under Section 12(g) of the Exchange Act. The Reverse/Forward Stock Split is expected to result in the elimination of the expenses related to our disclosure, compliance and reporting requirements under the Exchange Act, to decrease the management resources deployed to comply with the federal securities laws and to decrease the administrative expense we incur in servicing a large number of record stockholders who own relatively small numbers of our shares.
The Board believes that any material benefit derived from continued registration under the Exchange Act is outweighed by the significant and increasing cost. The Company’s historical costs associated with being a public company are approximately $500,000 annually, before taxes. We expect these costs to increase since we will be required to comply with Section 404 of the Sarbanes-Oxley Act beginning in our fiscal year ending December 31, 2007. We estimate one-time expenses of at least $50,000 and future annual expenses of approximately $1,000,000 relating to compliance with Section 404. We believe we have been unable to provide increased value to our stockholders as a public company, and particularly as a result of the increased cost and tangible and intangible burdens associated with being a public company following the passage of the Sarbanes-Oxley Act, we do not believe that continuing our public company status is in the best interest of the Company or our stockholders. The corporate governance, reporting, internal control documentation and attestation procedures, and disclosure compliance obligations required by the Sarbanes-Oxley Act are disproportionately more burdensome to us based on our size, financial resources, human capital, cost of remaining a public company, small number and percentage of shares that are held by the public, absence of sustained interest from public investors and securities research analysts and inability to access the capital markets, compared to a larger public company. The expenses involved for compliance with the Sarbanes-Oxley Act are a disproportionately larger percentage of our revenues compared to that of a larger public company. Compliance under the Sarbanes-Oxley Act means significant increases in annual accounting, legal

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and insurance costs simply for being a reporting company and significantly effects the time management can devote to operating our business.
Our Board believes that our status as a public company places an unnecessary financial, management and competitive burden on us. That burden has only risen in recent years, since the enactment of the Sarbanes-Oxley Act. As a public company, we incur direct costs associated with compliance with the Commission’s filing and reporting requirements imposed on public companies. To comply with the public company requirements, we incur an estimated $500,000 annually before taxes in related expenses, based on our historical costs, and an estimated $1,000,000 of future annual expenses for compliance with Section 404 as follows:
Estimated Future Annual Savings to be Realized if the Company Goes Private

Historical Costs:	Costs
Audit Fees	$150,000
Stockholder Expenses	$100,000
Legal Fees	$250,000

Total Historical Costs	$500,000
Additional Expected Annual Costs:
Section 404 Audit Fees	$200,000
New Personnel Fees	$100,000
Additional Consulting and Legal Fees	$200,000

Total Additional Costs	$500,000

Total Expected Estimated Annual Cost Savings	$1,000,000
The dollar amounts set forth above are only estimates. The actual savings that we may realize may be higher or lower than the estimates set forth above. In light of our current size, opportunities and resources, the Board does not believe that such costs are justified. Therefore, the Board believes that it is in our best interests and the best interests of our stockholders to eliminate the administrative, financial and additional accounting burdens associated with being a public company.
The substantial costs and burdens imposed on us as a result of being public have significantly increased since the passage of the Sarbanes-Oxley Act and the implementation of the regulatory reforms adopted by the Commission. The overall management time expended on the preparation and review of our public filings has increased substantially in order for our Chief Executive Officer and Chief Financial Officer to certify the financial statements in each of our public filings as required under the Sarbanes-Oxley Act. Since we have relatively few management personnel, these indirect costs are significant relative to our overall expenses and, although there will be no direct monetary savings with respect to these indirect costs when the Reverse/Forward Stock Split is effected and we cease filing periodic reports with the Commission, the time currently devoted by management to our public company reporting and compliance obligations could be devoted to other purposes, such as operational and strategic projects to promote and improve our business and the interests of our stockholders.
In addition, beginning in our fiscal year ending December 31, 2007, as a public company we would need to comply with the requirements of Section 404 of the Sarbanes-Oxley Act. Under Section 404, we would be required to include a report of management of the Company’s internal control over financial reporting and, beginning in our fiscal year ending December 31, 2008, an attestation report of the Company’s independent registered public accounting firm on management’s assessment of the Company’s internal control over financial reporting. Our auditor estimates that adding Section 404 attestation procedures to the annual audit process would cause our annual audit costs to increase approximately $200,000 per year. We also expect that we would incur an additional expense of approximately 200,000 per year in consulting and legal fees due to issues relating to Section 404. We would also incur additional expenses of approximately $100,000 annually, to retain additional personnel to handle the increased obligations as a result of Section 404. We also estimate that we will have to incur a one-time expense of approximately $50,000 to $100,000 for documentation and implementation of internal systems relating to preparation for compliance with Section 404, an additional one-time expense of approximately $10,000 to $20,000 for auditor expenses, and an additional one-time expense of

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approximately $10,000 to $20,000 for consulting and legal fees. We would start incurring these expenses in advance of the end of our 2007 fiscal year as we start implementing the procedures to comply with Section 404. We avoid these expenses by ceasing to be a public company and going private now.
See also information under the caption “Special Factors—Strategic Alternatives Considered” in this Information Statement for an additional description of the reasons why our Board approved the Reverse/Forward Stock Split instead of another alternative transaction structure.
The Reverse/Forward Stock Split will terminate the equity interests in the Company of approximately 4,431 record holders of Common Stock; as of April 4, 2007, each of these record holders held fewer than 65,000 shares of Common Stock. We intend for the Reverse/Forward Stock Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as record holders. Nominees will be instructed to effect the Reverse/Forward Stock Split for their beneficial holders. However, nominees may have different procedures and stockholders holding shares in street name are urged to contact their nominees.
The Reverse/Forward Stock Split and the deregistration of our Common Stock is expected to relieve us of the administrative burden, cost and other disadvantages associated with filing reports and otherwise complying with the requirements of registration under the federal securities laws. Additionally, the Reverse/Forward Stock Split will provide small stockholders an efficient mechanism to liquidate their equity interest at a fair price for their shares and without brokers’ commission.
Based on information available to us, we presently have an aggregate of approximately 4,679 record holders and beneficial holders of our Common Stock (collectively, “holders”), of which approximately 4,431 holders each owns fewer than 65,000 shares. In the aggregate, the shares held by these small holders comprise less than 18.5% of our outstanding shares of Common Stock, but represented approximately 94.7% of our total number of record stockholders. Administrative expenses, consisting of transfer agent expenses relating to accounts for all our record holders is approximately $37,000 per year. Approximately $10,000 of these expenses relate to administering accounts of small holders. These expenses are included in the table above as part of the cost savings relating to stockholder expenses. As a result, a disproportionate amount of our expense relating to the administration of stockholder accounts is attributable to stockholders holding only 94.7% of our issued and outstanding shares. The administrative burden and cost to us of maintaining records in respect of these numerous small accounts and the associated cost of preparing, printing and mailing information to them is, in the Board’s view, excessive given our limited size and the nature of our operations. The Reverse/Forward Stock Split will enable us to eliminate much of these costs.
When the Reverse/Forward Stock Split is consummated, stockholders owning fewer than 65,000 shares of Common Stock will no longer have any equity interest in the Company and will not participate in our future earnings or any increases in the value of our equity, assets or operations. The stockholders that will continue to have an equity interest in the Company after the Reverse/Forward Stock Split will own a security, the liquidity of which will be severely restricted. See also information under the captions “Recommendation of the Board; Fairness of the Reverse/Forward Stock Split” and “Fairness of the Reverse/Forward Stock Split to Stockholders” in this Information Statement.
The Reverse/Forward Stock Split will (i) cause us to cash out shares held by any stockholder holding fewer than 65,000 pre-split shares, (ii) not cash out any shares held by any stockholder holding at least 65,000 pre-split shares of Common Stock and (iii) change the percentage of Common Stock held by the remaining stockholders to 100%. However, the Board reserves the right, in its discretion, to abandon the Reverse/Forward Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse/Forward Stock Split is in the best interests of the Company. If stockholders take actions to reduce their holdings to under 65,000 shares prior to the proposed Effective Date, the Company may be forced to make further changes to the Reverse Split ratio or to abandon the Reverse/Forward Stock Split entirely.
b) Strategic Alternatives Considered
In making the determination to proceed with the Reverse/Forward Stock Split, the Board evaluated other strategic alternatives. As discussed below, the Board ultimately rejected the alternatives to the Reverse/Forward Stock Split because the Board believed that the Reverse/Forward Stock Split would be the simplest and most cost-effective approach to achieve the purposes described in this Information Statement. These alternatives were:

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▪	Self-Tender Offer. The Board considered a self-tender offer by which we would offer to repurchase shares of our outstanding Common Stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. The Board was uncertain whether this alternative would result in shares being tendered by a sufficient number of record stockholders so as to permit us to reduce the number of record stockholders to fewer than 300 and to terminate our public reporting requirements. The Board believed it unlikely that many holders of small numbers of shares would make the effort to tender their shares. In addition, the Board considered that the estimated transaction costs of completing a tender offer would be similar to or greater than the costs of the Reverse/Forward Stock Split transaction, and these costs could be significant in relation to the value of the shares purchased since there could be no certainty that stockholders would tender a significant number of shares. The Board estimated that the transaction costs of completing a tender offer would be approximately $5,000,000, compared to approximately $3,000,000 for the Reverse/Forward Stock Split. We believe that it is not in the best interests of our stockholders to incur such additional expenses without reasonable assurances that a tender offer would result in the reduction of our record stockholders to fewer than 300.

▪	Taking No Action. The Board also considered taking no action to reduce the number of our stockholders and remaining a public company. However, due to the significant and increasing costs of being public, the Board believed that maintaining taking no action would be detrimental to all of our stockholders. We would continue to incur the expenses of being a public company without realizing many benefits of public company status.
Each of the above-referenced alternatives was evaluated by the C.E.O., which recommended the Reverse/Forward Stock Split to the Board.
c) Background of the Reverse/Forward Stock Split
At special meetings of the Board held on March 9, 2007 and April 4, 2007, the Board discussed concerns regarding the significant and increasing ongoing costs of remaining a public company, relative to the value realized by the Company’s stockholders as a result of the Sarbanes-Oxley Act and the rules and regulations of the SEC After a review, including the advantages and disadvantages of the various alternatives, the Board generally concurred that going private pursuant to a reverse stock split which would reduce the number of record stockholders to fewer than 300 might be a desirable strategic alternative to consider, provided that it was effected at a price and on terms fair to all of the Company’s stockholders.
Following that discussion, the Board then explored in more depth the feasibility and fairness from a financial point of view to the unaffiliated stockholders of the Company of such a going private transaction and to determine a price to effect that transaction that is fair to those stockholders. The Board considered Glenn E. Floyd and Billy A. Mickle as independent in that neither director (nor any family member) was or is an employee of the Company, or otherwise receives any compensation from the Company other than as service as a director, neither Glenn E. Floyd nor Billy A. Mickle own any shares of common stock or other security of the Company.
On April 4, 2007, the Board held a meeting at which all members were present. The sole agenda item was the continuation of discussion and consideration of the privatization of the Company through a reverse stock split. The C.E.O. reported to the Board that he recommended a going private transaction to be effected by a reverse stock split followed immediately by a forward stock split which would cash out fractional holders that exist prior to the forward stock split at a price of $0.035 per share, which represented a price it determined fair from a financial point of view to pay to the unaffiliated stockholders. Based on the recommendation of the C.E.O. and after a general discussion, the Board determined that the Reverse/Forward Stock Split is fair to and in the best interest of all of our unaffiliated stockholders and unanimously approved the transaction as recommended.
On April 23, 2007 the Company received the written consent of stockholders holding sufficient shares to approve the Reverse/Forward Stock Split and the filing of the Articles of Amendment.
d) Effects of the Reverse/Forward Stock Split
If effected, based on current information available to us, the Reverse/Forward Stock Split will reduce the number of record stockholders of our Common Stock from approximately 4,679 to approximately 248. This reduction in the number of our stockholders will enable us to terminate the registration of our Common Stock under the Exchange Act, which will substantially reduce the information required to be furnished by us to our

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stockholders and to the Commission. Additionally, certain provisions of the Exchange Act will no longer apply, such as the proxy rules and the short-swing profit recovery provisions of Section 16(b).
For a total expenditure by us of up to approximately $10,000 in transaction costs (including advisory, legal, financial, accounting, printing and other fees and costs) and approximately $2,179,636 in purchase costs for fractional shares, we estimate we will realize an estimated $500,000 in cost savings on an annual basis by terminating our public company status, based on our historical costs. Additionally, the Company will avoid the increasing cost of compliance with the Sarbanes-Oxley Act in future periods. We estimate one-time cost savings of at least $40,000 and future annual cost savings of approximately $1,000,000 because we would not incur external auditor fees, consulting and legal fees and other expenses for compliance, planning, documentation and testing, in preparation for the internal controls audit requirements imposed by Section 404 of the Sarbanes-Oxley Act or the retention of additional personnel to handle the increased obligations of Section 404. We intend to apply for termination of registration of our Common Stock under the Exchange Act as soon as practicable following completion of the Reverse/Forward Stock Split. However, the Board reserves the right, in its discretion, to abandon the Reverse/Forward Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse/Forward Stock Split is in the best interests of the Company and its stockholders.
The effect of the Reverse/Forward Stock Split on each stockholder will depend on the number of shares that such stockholder owns, as summarized in the table below. See also information under the caption “Structure of the Reverse/Forward Stock Split” in this Information Statement for additional information with respect to the effect of the Reverse/Forward Stock Split on each stockholder.

Stockholders Before Completion	Net Effect After Completion
of the Reverse/Forward Stock Split	of the Reverse/Forward Stock Spilt
Registered stockholders holding 65,000 or more shares of Common Stock.	The percentage of beneficial ownership of each of the remaining stockholders of the Company will be increased. Based on an assumed cash-out of approximately 4,431 (post) shares, the percentage ownership of each holder remaining after the Reverse/Forward Stock Split will increase by approximately 22%.

Registered stockholders holding fewer than 65,000 shares of Common Stock.	Shares will be converted into the right to receive cash at $0.035 per pre-split share.

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Stockholders Before Completion	Net Effect After Completion
of the Reverse/Forward Stock Split	of the Reverse/Forward Stock Spilt
Stockholders holding Common Stock in street name through a nominee (such as a bank or broker).	We intend for the Reverse/Forward Stock Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered on the books of the Company in their own names. Nominees will be instructed to effect the Reverse/Forward Stock Split for their beneficial holders. However, nominees may have different procedures and stockholders holding shares in street name are urged to contact their nominees. A stockholder holding fewer than 65,000 shares of Common Stock in street name who wants to receive cash in the Reverse/Forward Stock Split should instruct his, her or its nominee to transfer such stockholder’s shares into a record account in such stockholder’s name by June 15, 2007 to ensure that such stockholder will be considered a holder of record prior to the Effective Date of the Reverse/Forward Stock Split. A stockholder holding fewer than 65,000 shares of Common Stock in street name through a nominee who does not transfer shares into a record account by June 15, 2007 may not have his, her or its shares cashed out in connection with the Reverse/Forward Stock Split. For instance, a stockholder’s shares may not be cashed out if such stockholder’s nominee is a record holder of an aggregate of 65,000 or more shares of Common Stock, holds shares for multiple stockholders in street name and does not provide such beneficial ownership positions by June 15, 2007 to the Exchange Agent.
e)	Potential Disadvantages of the Reverse/Forward Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders
The stockholders owning fewer than 65,000 shares of Common Stock immediately prior to the effectiveness of the Reverse/Forward Stock Split will, after giving effect to the Reverse/Forward Stock Split, no longer have any equity interest in the Company and therefore will not participate in our future potential earnings or growth. It is expected that all but approximately 248 holders will be fully cashed out in the Reverse/Forward Stock Split. It will be difficult or impossible for cashed out stockholders to re-acquire an equity interest in the Company unless they purchase an interest from the remaining stockholders or an active public market for the Common Stock develops, which the Board believes is unlikely.
The Reverse/Forward Stock Split will require stockholders who own fewer than 65,000 shares of Common Stock involuntarily to surrender their shares for cash. These stockholders will not have the ability to continue to hold their shares. The ownership interest of these stockholders will be terminated as a result of the Reverse/Forward Stock Split, but the Board has concluded that the completion of the Reverse/Forward Stock Split overall will benefit these stockholders because of, among other reasons, the immediate liquidity provided to them by the transaction at a price determined by the Board and Imperial Capital to be fair, from a financial point of view, to these stockholders.
The Reverse/Forward Stock Split will increase the percentage of beneficial ownership of each of the remaining stockholders of the Company. Based on an assumed cash-out of approximately 4,431 shares, the percentage ownership of each holder remaining after the Reverse/Forward Stock Split will increase by approximately 22%. See also information under the caption “Security Ownership of Certain Beneficial Owners and Management” in this Information Statement.
Potential disadvantages to our stockholders who will remain as stockholders after the Reverse/Forward Stock Split include a significant decrease in the disclosure of Company information and a potentially more illiquid market for their Common Stock. When the Reverse/Forward Stock Split is effected, we intend to terminate the

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registration of our Common Stock under the Exchange Act. As a result of the termination, we will no longer be subject to the periodic reporting requirements or the proxy rules of the Exchange Act. Our Common Stock was formerly quoted on the NASD’s Over the Counter Bulletin Board (“OTCBB”) under the ticker symbol “AOOR.OB.” On or about April 23, 2007, the Company’s securities were removed from quotation on the OTCBB effective at the open of business on April 27, 2007. As such, the Company now trades on as an OTC “Pink Sheet” security under the ticker symbol “AOORE.OB.” The over-the-counter market on the OTCBB is a quotation service that displays real time quotes, last sales prices and volume information in over-the-counter equity securities. This source of liquidity and information will no longer be available to our stockholders following the Reverse/Forward Stock Split and the termination of our registration and reporting obligations to the SEC.
Termination of registration under the Exchange Act will also substantially reduce the information which we will be required to furnish to our stockholders. After we become a non-reporting, privately-held company, our stockholders will have access to our corporate books and records to the extent provided by the Business Corporation Act, and to any additional disclosures required by our directors’ and officers’ fiduciary duties to us and our stockholders.
Termination of registration under the Exchange Act also will make many of the provisions of the Exchange Act no longer applicable to us, including the short-swing profit provisions of Section 16, the proxy solicitation rules under Section 14 and the stock ownership reporting rules under Section 13. In addition, affiliate stockholders may be deprived of the ability to dispose of their Common Stock under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In addition, we will no longer be subject to the Sarbanes-Oxley Act, which imposed many additional rules and regulations on public companies that were designed to protect investors.
f)	Effect of the Reverse/Forward Stock Split on Option Holders
None.
g)	Effect of the Reverse/Forward Stock Split on Warrants Holders
None. Warrant holders will own the same number of warrants after the reverse/forward split.
h)	Effect of the Reverse/Forward Stock Split on Holders of Outstanding Convertible Debentures
None.
i)	Financial Effect of the Reverse/Forward Stock Split
Completion of the Reverse/Forward Stock Split will require approximately $2,329,636 of cash, which includes the acquisition costs of the Common Stock being cashed out as a result of the transaction as well as advisory, legal, financial, accounting, printing and other fees and costs related to the transaction. See also the information under the caption “Financing of the Reverse/Forward Stock Split” in this Information Statement.
j)	Federal Income Tax Consequences of the Reverse/Forward Stock Split
Summary
The following is a summary of the material United States federal income tax consequences of the Reverse/Forward Stock Split, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.
This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to a stockholder’s particular circumstances or to stockholders that may be subject to special tax rules, including, without limitation:

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▪	banks, insurance companies or other financial institutions;

▪	persons subject to the alternative minimum tax;

▪	tax-exempt organizations;

▪	dealers in securities or currencies;

▪	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

▪	persons that own, or are deemed to own, more than five percent of our Company (except to the extent specifically set forth below);

▪	certain former citizens or long-term residents of the United States;

▪	persons who hold our Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

▪	persons deemed to sell our Common Stock under the constructive sale provisions of the Code.
In addition, if a partnership holds our Common Stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships which hold our Common Stock and partners in such partnerships should consult their tax advisors.
YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
Apollo Resources International, Inc.
We will not recognize taxable income, gain or loss in connection with the Reverse/Forward Stock Split.
Stockholders
The federal income tax consequences of the Reverse/Forward Stock Split for our stockholders will differ depending on the number of shares of pre-split Common Stock owned and, in some cases, constructively owned by such stockholders. As set forth in more detail below, stockholders who own at least 65,000 shares of pre-split Common Stock will retain their shares and will not recognize any gain, loss or dividend income as a result of the Reverse/Forward Stock Split. Stockholders who own fewer than 65,000 shares of pre-split Common Stock will receive cash, the treatment of which will depend on whether the constructive ownership rules described below are applicable. If such constructive ownership rules do not apply, a stockholder who owns fewer than 65,000 shares of pre-split Common Stock generally will recognize gain or loss upon the sale or exchange of the pre-split Common Stock. If such constructive ownership rules apply, the stockholder may be required to treat any cash received as a dividend distribution rather than as gain or loss from a sale or exchange, as more fully described below. The differences in tax consequences to the stockholders do not depend on whether a stockholder is an affiliate of the Company, has voted to approve the Reverse/Forward Stock Split or is an unaffiliated stockholder. With respect to the Company, as described above, the Company will not recognize any income, gain or loss in connection with the Reverse/Forward Stock Split. Neither the differences in tax consequences between stockholders who hold at least 65,000 shares of pre-split Common Stock and stockholders who own fewer than 65,000 shares of pre-split Common Stock nor the differences in tax consequences between the stockholders and the Company were reasons for the Company to undertake the Reverse/Forward Stock Split in this form at this time.
Stockholders Who Receive Shares of Post-Split Common Stock
A stockholder who retains shares of post-split Common Stock in the transaction (i.e., a stockholder who owns at least 65,000 shares of pre-split Common Stock) will not recognize gain or loss or dividend income as a result of the Reverse/Forward Stock Split, and the tax basis (as adjusted for the Reverse/Forward Stock Split) and holding period of such stockholder in shares of pre-split Common Stock will carry over as the tax basis and holding period of such stockholder’s shares of post-split Common Stock.

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Stockholders Who Receive Cash
A stockholder who receives cash in the Reverse/Forward Stock Split (i.e., a stockholder that owns fewer than 65,000 shares of pre-split Common Stock) will be treated as having such shares redeemed in a taxable transaction governed by Section 302 of the Code and, depending on a stockholder’s situation, the transaction will be taxed as either:
▪	a sale or exchange of the redeemed shares, in which case the stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder’s tax basis for the redeemed shares; or

▪	a cash distribution which is treated: (i) first, as a taxable dividend to the extent of allocable earnings and profits, if any; (ii) second, as a tax-free return of capital to the extent of the stockholder’s tax basis in the redeemed shares; and (iii) finally, as gain from the sale or exchange of the redeemed shares.
Amounts treated as gain or loss from the sale or exchange of redeemed shares will be capital gain or loss. Currently, amounts treated as a taxable dividend are taxed to the recipient at special reduced federal income tax rates. A corporate taxpayer (other than an S corporation) may be allowed a dividends received deduction subject to applicable limitations and other special rules.
Under Section 302 of the Code, a redemption of shares from a stockholder as part of the Reverse/Forward Stock Split will be treated as a sale or exchange of the redeemed shares if:
▪	the Reverse/Forward Stock Split results in a “complete termination” of such stockholder’s interest in the Company;

▪	the receipt of cash is “substantially disproportionate” with respect to the stockholder; or

▪	the receipt of cash is “not essentially equivalent to a dividend” with respect to the stockholder.
These three tests (the “Section 302 Tests”) are applied by taking into account not only shares that a stockholder actually owns, but also shares that the stockholder constructively owns pursuant to Section 318 of the Code. Under the constructive ownership rules of Section 318 of the Code, a stockholder is deemed to constructively own shares owned by certain related individuals and entities in which the stockholder has an interest in addition to shares directly owned by the stockholder. For example, an individual stockholder is considered to own shares owned by or for his or her spouse and his or her children, grandchildren and parents (“family attribution”). In addition, a stockholder is considered to own a proportionate number of shares owned by estates or certain trusts in which the stockholder has a beneficial interest, by partnerships in which the stockholder is a partner, and by corporations in which 50% or more in value of the stock is owned directly or indirectly by or for such stockholder. Similarly, shares directly or indirectly owned by beneficiaries of estates of certain trusts, by partners of partnerships and, under certain circumstances, by stockholders of corporations may be considered owned by these entities (“entity attribution”). A stockholder is also deemed to own shares which the stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security. Constructively owned shares may be reattributed to another taxpayer. For example, shares attributed to one taxpayer as a result of entity attribution may be attributed from that taxpayer to another taxpayer through family attribution.
A stockholder who receives cash in the Reverse/Forward Stock Split (i.e., owns fewer than 65,000 shares of pre-split Common Stock) and does not constructively own any shares of post-split Common Stock will have his or her interest in the Company completely terminated by the Reverse/Forward Stock Split and will therefore receive sale or exchange treatment on his or her pre-split Common Stock. That is, such a stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder’s tax basis for his or her shares of pre-split Common Stock.
A stockholder who receives cash in the Reverse/Forward Stock Split and would only constructively own shares of post-split Common Stock as a result of family attribution may be able to avoid constructive ownership of the shares of post-split Common Stock by waiving family attribution and, thus, be treated as having had his or her interest in the Company completely terminated by the Reverse/Forward Stock Split. Among other things, waiving family attribution requires (i) that the stockholder have no interest in the Company (including as an officer, director, employee or stockholder) other than an interest as a creditor and does not acquire such an interest during the ten-year period immediately following the Reverse/Forward Stock Split other than stock

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acquired by bequest or inheritance and (ii) including an election to waive family attribution in the stockholder’s tax return for the year in which the Reverse/Forward Stock Split occurs.
A stockholder who receives cash in the Reverse/Forward Stock Split and immediately after the Reverse/Forward Stock Split constructively owns shares of post-split Common Stock must compare (i) his, her or its percentage ownership immediately before the Reverse/Forward Stock Split (i.e., the number of voting shares actually or constructively owned by him, her or it immediately before the Reverse/Forward Stock Split divided by the number of voting shares outstanding immediately before the Reverse/Forward Stock Split) with (ii) his, her or its percentage ownership immediately after the Reverse/Forward Stock Split (i.e., the number of voting shares constructively owned by his, her or it immediately after the Reverse/Forward Stock Split divided by the number of voting shares outstanding immediately after the Reverse/Forward Stock Split).
If the stockholder’s post-Reverse/Forward Stock Split ownership percentage is less than 80% of the stockholder’s pre-Reverse/Forward Stock Split ownership percentage, the receipt of cash is “substantially disproportionate” with respect to the stockholder, and the stockholder will, therefore, receive sale or exchange treatment on the portion of his, her or its shares of pre-split Common Stock exchanged for cash in lieu of fractional shares.
If the receipt of cash by a stockholder fails to constitute an “exchange” under the “substantially disproportionate” test or the “complete termination” test, the receipt of cash may constitute an “exchange” under the “not essentially equivalent to a dividend” test. The receipt of cash by a stockholder will be “not essentially equivalent to a dividend” if the transaction results in a “meaningful reduction” of the stockholder’s proportionate interest in the Company. If (i) the stockholder exercises no control over the affairs of the Company (e.g., is not an officer, director or high ranking employee), (ii) the stockholder’s relative stock interest in the Company is minimal, and (iii) the stockholder’s post-Reverse/Forward Stock Split ownership percentage is less than the stockholder’s pre-Reverse/Forward Stock Split ownership percentage, the receipt of cash will generally not be essentially equivalent to a dividend with respect to the stockholder and the stockholder will, therefore, receive sale or exchange treatment on the portion of his, her or its shares of pre-split Common Stock exchanged for cash in lieu of fractional shares.
In all other cases, cash in lieu of fractional shares received by a stockholder who immediately after the Reverse/Forward Stock Split constructively owns shares of post-split Common Stock will be treated: (i) first, as a taxable dividend to the extent of allocable earnings and profits, if any; (ii) second, as a tax-free return of capital to the extent of the stockholder’s tax basis in the redeemed shares; and (iii) finally, as gain from the sale or exchange of the redeemed shares.
Backup Tax Withholding
We are required to furnish to the holders of Common Stock, other than corporations and other exempt holders, and to the IRS, information with respect to dividends paid on the Common Stock.
You may be subject to backup withholding at the rate of 28% with respect to proceeds received from a disposition of the shares of Common Stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you (a) fail to furnish your taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number; (b) furnish an incorrect TIN; (c) are notified by the IRS that you have failed to properly report payments of interest or dividends; or (d) fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your United States federal income tax liability provided that the required information is furnished to the IRS in a timely manner.
Structure of the Reverse/Forward Stock Split
The Reverse/Forward Stock Split includes both a reverse stock split and a forward stock split of our Common Stock. The Reverse Split is expected to occur on the Effective Date, which will be 20 calendar days following the date this Information Statement is first mailed to our stockholders and the Forward Split is expected to occur immediately thereafter. Although the Reverse/Forward Stock Split has been approved by the requisite number of stockholders,

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the Board reserves the right, in its discretion, to abandon the Reverse/Forward Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse/Forward Stock Split is in the best interests of the Company.
The Reverse/Forward Stock Split will not impact any of the holders of our outstanding options, warrants or convertible debt.
Upon consummation of the Reverse Split, each registered stockholder on the Effective Date will receive one share of Common Stock for each 65,000 shares of Common Stock held in his, her or its account immediately prior to the effective time of the Reverse Split. If a registered stockholder holds more than 65,000 shares of Common Stock in his, her or its account, any fractional share in such account will not be cashed out after the Reverse Split and the total number of shares held by such holder will not change as a result of the Reverse/Forward Stock Split. Such holders will not need to exchange or return any existing stock certificates, which will continue to evidence ownership of the same number of shares as set forth currently on the face of the certificates. Any registered stockholder who holds fewer than 65,000 shares of Common Stock in his, her or its account immediately prior to the effective time of the Reverse Split will receive a cash payment of $0.035 per pre-split share instead of fractional shares. In connection with the Forward Split, all registered stockholders holding at least 65,000 shares prior to the Reverse Split will receive 65,000 shares of Common Stock for every one share of Common Stock they held following the Reverse Split.
The determination of the 1 for 65,000 Reverse Split ratio was based on the Company’s intention to reduce the number of record stockholders remaining after the Reverse Split to fewer than 300, in light of the Company’s intention to terminate its registration with the Commission. The resulting estimated cost to cash out these shares was determined to be reasonable in light of the expected benefits from the Reverse/Forward Stock Split. The Company has reserved the right not to proceed with the Reverse/Forward Stock Split in the event that it determines that abandoning the Reverse/Forward Stock Split would be in the best interests of the Company. If stockholders take actions to reduce their holdings to under 65,000 shares prior to the proposed Effective Date, the Company may be forced to make changes to the ratio or to abandon the Reverse/Forward Stock Split entirely.
We intend for the Reverse/Forward Stock Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse/Forward Stock Split for their beneficial holders. However, nominees may have different procedures, and stockholders holding shares in street name should contact their nominees. A stockholder holding fewer than 65,000 shares of Common Stock in street name who wants to receive cash in the Reverse/Forward Stock Split should instruct his, her or its nominee to transfer such stockholder’s shares into a record account in such stockholder’s name by June 15, 2007 to ensure that such stockholder will be considered a holder of record prior to the Effective Date of the Reverse/Forward Stock Split. A stockholder holding fewer than 65,000 shares of Common Stock in street name through a nominee who does not transfer shares into a record account by June 15, may not have his, her or its shares cashed out in connection with the Reverse/Forward Stock Split. For instance, a stockholder’s shares may not be cashed out if such stockholder’s nominee is a record holder of an aggregate of 65,000 or more shares of Common Stock, holds shares for multiple stockholders in street name and does not provide such beneficial ownership positions by June 15, 2007 to the Exchange Agent.
Fairness of the Reverse/Forward Stock Split to Stockholders
Upon consultation with and the recommendation of the C.E.O., the Board determined that the Reverse/Forward Stock Split, including the proposed cash payment of $0.035 per pre-split share to stockholders whose shares will be cashed out, is substantively fair, from a financial point of view, to all of our unaffiliated stockholders, including those whose shares will be cashed out and those who will be continuing stockholders of the Company. Factors considered in determining the fairness of the transaction include the following:
•	The current market price is roughly $0.034 per share, with relatively low volumes of shares traded. The offer of $0.035 per share allows shareholders holding under 65,000 shares to be cashed out all at once at a slight premium to the current market price. If this action is not taken, there is a likelihood that the price will decrease even further due to the fact the Company now trades on the Pink Sheets and due to the information in this Information Statement;

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•	The last time the Company’s stock price traded at $0.035 per share was on March 21, 2007. The stock has trended down each month since that time. The Company has no certainty that this trend would not continue;

•	The going concern value of the Company, calculated as the fair market value of the Company’s assets less the Company’s liabilities, is estimated to be $50,600,000, while the liquidation value is estimated to be $14,500,000.
a)	Reports, Opinions or Appraisals.
No outside party provided any reports, opinions, or appraisals.
b)	Procedural Fairness to All Stockholders
Upon consultation with and the recommendation of the C.E.O., the Board determined that the Reverse/Forward Stock Split is procedurally fair to all unaffiliated stockholders, including both stockholders who will receive cash payments in connection with the Reverse/Forward Stock Split and will not be continuing stockholders of the Company and stockholders who will retain an equity interest in the Company. Further, the transaction was approved unanimously by the non-employee independent directors of Apollo.
The Board determined not to structure the Reverse/Forward Stock Split transaction so that approval of at least a majority of unaffiliated security holders is required. The Board also determined not to retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders. Requiring approval of a majority of unaffiliated security holders and/or retaining an unaffiliated representative on behalf of the unaffiliated stockholders would cause unnecessary delay and add expense to the Reverse/Forward Stock Split transaction and would not affect the outcome of the transaction because a majority vote of the unaffiliated stockholders is not required under applicable law. The Board also did not retain an unaffiliated representative though the non-employee independent directors served to protect the interests of the unaffiliated stockholders.
The Board did not grant unaffiliated stockholders access to our corporate files, except as provided under the Utah Business Corporation Act, nor did it extend the right to retain counsel or appraisal services at our expense. With respect to unaffiliated stockholders’ access to our corporate files, the Board determined that this Information Statement, together with our other filings with the Commission, provide adequate information for unaffiliated stockholders. The Board also considered the fact that under the Utah Business Corporation Act stockholders have the right to review our relevant books and records of account. In deciding not to adopt these additional procedures, the Board also took into account factors such as our size and financial capacity and the costs of such procedures.
c)	Termination of Exchange Act Registration
Our Common Stock is currently registered under the Exchange Act and quoted on the OTCBB. We are permitted to terminate such registration if there are fewer than 300 record holders of outstanding shares of our Common Stock. As of April 4, 2007, we had approximately 4,679 holders of our Common Stock. Upon the effectiveness of the Reverse/Forward Stock Split, we expect to have approximately 248 record holders of our Common Stock. We intend to terminate the registration of our Common Stock under the Exchange Act and to delist our Common Stock from the OTCBB as promptly as possible after the Effective Date.
Termination of registration under the Exchange Act will substantially reduce the information which we will be required to furnish to our stockholders. After we become a non-reporting, privately-held company, our stockholders will have access to our corporate books and records to the extent provided by the Utah Business Corporation Act, and to any additional disclosures required by our directors’ and officers’ fiduciary duties to us and our stockholders.
Termination of registration under the Exchange Act also will make many of the provisions of the Exchange Act no longer applicable to us, including the short-swing profit provisions of Section 16, the proxy solicitation rules under Section 14 and the stock ownership reporting rules under Section 13. In addition, affiliate stockholders may be deprived of the ability to dispose of their Common Stock under Rule 144 promulgated under the Securities Act. In addition, we will no longer be subject to the Sarbanes-Oxley Act, which imposed many additional rules and regulations on public companies that were designed to protect investors.

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Description of the Reverse/Forward Stock Split
a)	Amendments of Articles of Incorporation to Effect the Reverse/Forward Stock Split
The Board determined that it is advisable to amend our Articles of Incorporation to effect a 1-for-65,000 Reverse Split of Common Stock immediately followed by a 65,000-for-1 Forward Split of Common Stock, and to provide for the cash payment of $0.035 per pre-split share in lieu of fractional shares of Common Stock that would otherwise be issued following the Reverse Split.
b)	Regulatory Approvals
Aside from stockholder approval of the Articles of Amendment, which has been obtained, the amendments are not subject to any regulatory approvals.
c)	Vote Required
A majority of the votes entitled to be cast by holders of the issued and outstanding             shares of Common Stock was required to approve the Reverse/Forward Stock Split. We have received the written consent of stockholders holding 197,893,644 shares of our issued and outstanding Common Stock , or 52.5% of the total Common Stock class vote, voted in favor of the Reverse/Forward Stock Split and the Articles of Amendment. No special meeting of stockholders is required under Utah law, since the requisite vote for adoption of the Reverse/Forward Stock Split has been obtained and the vote of other stockholders is not necessary.
The Board determined not to condition the approval of the Reverse/Forward Stock Split on approval by a majority of unaffiliated stockholders because the vote of a majority of unaffiliated stockholders was not required under Utah law.
d)	Holders as of Effective Date; Net Effect After Reverse/Forward Stock Split
Stockholders holding fewer than 65,000 pre-split shares of Common Stock will be cashed out at a price of $0.035 per share, and the holdings of all other stockholders will be unchanged after implementation of the Reverse/Forward Stock Split. Any stockholders whose shares are cashed out will have no continuing equity interest in the Company.
NOMINEES AND BROKERS ARE EXPECTED TO DELIVER TO THE EXCHANGE AGENT THE BENEFICIAL OWNERSHIP POSITIONS THEY HOLD. HOWEVER, IF YOU ARE A BENEFICIAL OWNER OF COMMON STOCK WHO IS NOT THE RECORD HOLDER OF THOSE SHARES AND WISH TO ENSURE THAT YOUR OWNERSHIP POSITION IS ACCURATELY DELIVERED TO THE COMPANY’S EXCHANGE AGENT, YOU SHOULD INSTRUCT YOUR BROKER OR NOMINEE TO TRANSFER YOUR SHARES INTO A RECORD ACCOUNT IN YOUR NAME. NOMINEES AND BROKERS MAY HAVE REQUIRED PROCEDURES. THEREFORE, SUCH HOLDERS SHOULD CONTACT THEIR NOMINEES AND BROKERS BY JUNE 15, 2007 TO DETERMINE HOW TO EFFECT THE TRANSFER.
The proposed Articles of Amendment are attached as Annexes A-1 and A-2 to this Information Statement. The Reverse/Forward Stock Split will become effective upon the filing of the proposed Articles of Amendment with the Utah Division of Corporations and Commercial Code.
e)	Exchange of Certificates for Cash Payment or Shares
We will file the Articles of Amendment with the Utah Division of Corporations and Commercial Code and effect the amendments set forth in Annexes A-1 and A-2 to this Information Statement approximately twenty (20) calendar days after the mailing date of this Information Statement. Colonial Stock Transfer Company, Inc. has been appointed as the Exchange Agent to carry out the exchange of certificates for cash.
As soon as practicable after the Effective Date, record holders holding fewer than 65,000 shares will be notified and sent a letter of transmittal and instructed how to transmit their certificates representing shares of Common Stock to the Exchange Agent. Upon proper completion and execution of the letter of transmittal, and the return of the letter of transmittal and accompanying stock certificate(s) to the Exchange Agent, each stockholder entitled to receive payment will receive a check for such stockholder’s stock. Stockholders should allow for approximately five (5) business days after mailing for the Exchange Agent to receive the letter of transmittal and accompanying stock certificate. The Exchange Agent will send a check for such stockholder’s

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stock within approximately five (5) business days of receiving such letter of transmittal and accompanying stock certificate. In the event we are unable to locate certain stockholders or if a stockholder fails properly to complete, execute and return the letter of transmittal and accompanying stock certificate to the Exchange Agent, any funds payable to such holders pursuant to the Reverse/Forward Stock Split will be held in escrow until a proper claim is made, subject to applicable abandoned property laws. Record holders owning fewer than 65,000 shares of Common Stock on the Effective Date will receive in exchange a cash payment in the amount of $0.035 per pre-split share. Those record holders beneficially owning at least 65,000 shares of Common Stock will continue to hold the same number of shares of Common Stock.
If the Reverse/Forward Stock Split is effected, any stockholder owning fewer than 65,000 shares of the currently outstanding Common Stock will cease to have any rights with respect to our Common Stock, except to be paid the cash consideration, as described in this Information Statement. No interest will be paid or accrued on the cash payable to holders of fewer than 65,000 shares after the Reverse/Forward Stock Split is effected.
No service charges will be payable by stockholders in connection with the exchange of certificates for cash, all expenses of which will be borne by us except for expenses, if any, imposed by your nominee.
Nominees (such as a bank or broker) may have required procedures, and a stockholder holding Common Stock in street name should contact his, her or its nominee to determine how the Reverse/Forward Stock Split will affect them. The Exchange Agent appointed by us to carry out the exchange has informed us that nominees are expected to provide beneficial ownership positions to them so that beneficial owners may be treated appropriately in effecting the Reverse/Forward Stock Split. However, if you are a beneficial owner of fewer than 65,000 shares of Common Stock, you should instruct your nominee to transfer your shares into a record account in your name by June 15, 2007 to ensure that you will be considered a holder of record prior to the Effective Date, which is anticipated to be on or after June 11, 2007, the date twenty (20) calendar days after the date this Information Statement is first mailed to our stockholders as well as those other requisite filings. A stockholder holding fewer than 65,000 shares of Common Stock in street name who does not transfer shares into a record account by June 15, 2007 may not have his or her shares cashed out in connection with the Reverse/Forward Stock Split. For instance, such stockholder’s shares may not be cashed out if such stockholder’s nominee is a record holder of an aggregate of 65,000 or more shares of Common Stock, holds shares for multiple stockholders in street name and does not provide such beneficial ownership positions by June 15, 2007 to the Exchange Agent.
In the event that any certificate representing shares of Common Stock is not presented for cash upon request by us, the cash payment will be administered in accordance with the relevant state abandoned property laws. Until the cash payments have been delivered to the appropriate public official pursuant to the abandoned property laws, such payments will be paid to the holder thereof or his or her designee, without interest, at such time as the shares of Common Stock have been properly presented for exchange.
f)	Appraisal Rights
No appraisal rights are available under Utah law or our Articles of Incorporation to any dissenting stockholder.
Financing of the Reverse/Forward Stock Split
Completion of the Reverse/Forward Stock Split will require approximately $2,329,636, which includes approximately $150,000 in advisory, legal, financial, accounting, printing and other fees and costs related to the transaction. As a result, we will have decreased working capital and borrowing capacity following the Reverse/Forward Stock Split which may have a material effect on our capitalization, liquidity, results of operations and cash flow. The costs of the transaction and related fees and expenses will be paid from revenues from oil and gas operations, loan receivables, and the potential sale of certain assets. You should read the discussion under the caption “Costs of the Reverse/Forward Stock Split” in this Information Statement for a description of the fees and expenses we expect to incur in connection with the transaction.
Costs of the Reverse/Forward Stock Split
The following is an estimate of the costs incurred or expected to be incurred by us in connection with the Reverse/Forward Stock Split. Final costs of the transaction may be more or less than the estimates shown below. We

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will be responsible for paying these costs. Please note that the following estimate of costs does not include the cost of paying for shares of those stockholders holding fewer than 65,000 shares pursuant to the Reverse/Forward Stock Split.

Legal fees	$50,000
Transfer and exchange agent fees	$50,000
Printing and mailing costs	$50,000
Miscellaneous (including SEC filing fees)	$0
Total	$150,000
Conduct of the Company’s Business After the Reverse/Forward Stock Split
We expect our business and operations to continue as they are currently being conducted and, except as disclosed in this Information Statement, the Reverse/Forward Stock Split is not anticipated to have any effect upon the conduct of our business. We expect to realize management time and cost savings as a result of terminating our public company status. When the Reverse/Forward Stock Split is consummated, all persons owning fewer than 65,000 shares of Common Stock at the effective time of the Reverse/Forward Stock Split will no longer have any equity interest in, and will not be stockholders of, the Company, and therefore will not participate in our future potential earnings and growth.
When the Reverse/Forward Stock Split is effected, we believe that, based on our stockholder records, approximately 248 holders will remain as holders of Common Stock, beneficially owning 100% of the outstanding Common Stock. Stockholders who currently beneficially own approximately 81.5% of the outstanding Common Stock will beneficially own 100% of the outstanding Common Stock after the Reverse/Forward Stock Split. See also information under the caption “Security Ownership of Certain Beneficial Owners and Management” in this Information Statement. When the Reverse/Forward Stock Split is effected, members of the Board and our executive officers, collectively, will directly beneficially own approximately 53.0% of the outstanding Common Stock compared to approximately 42.3% of the outstanding Common Stock prior to the Effective Date.
We plan, following the consummation of the Reverse/Forward Stock Split, to become a privately held company. The registration of our Common Stock under the Exchange Act will be terminated and our Common Stock will cease to be quoted on the OTCBB and only will be traded in the “pink sheets.” In addition, because our Common Stock will no longer be publicly held, we will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and our officers and directors and stockholders owning more than 10% of Common Stock will be relieved of the stock ownership reporting requirements and “short swing” trading restrictions under Section 16 of the Exchange Act. Further, we will no longer be subject to the periodic reporting requirements of the Exchange Act and will cease filing information with the Commission, such as Forms 10-KSB, 10-QSB and 8-K. Among other things, the effect of this change will be to enable us to realize management time and cost savings from not having to comply with the requirements of the Exchange Act.
Recommendation of the Board; Fairness of the Reverse/Forward Stock Split
The Board believes that the Reverse/Forward Stock Split is fair to our unaffiliated stockholders, including those whose interests are being cashed out pursuant to the Reverse/Forward Stock Split and those who will retain an equity interest in the Company subsequent to the consummation of the Reverse/Forward Stock Split. The discussion below summarizes the material factors, both positive and negative, considered by the Board in reaching their fairness determination, in addition to the detailed discussion in this Information Statement under the captions “Special Factors—Reasons for and Purposes of the Reverse/Forward Stock Split,” “Special Factors—Strategic Alternatives Considered,” “Special Factors—Background of the Reverse/Forward Stock Split” and “Special Factors—Effects of the Reverse/Forward Stock Split.” For the reasons described above under the caption “Fairness of the Reverse/Forward Stock Split to Stockholders—Procedural Fairness to All Stockholders,” the Board also believes that the process by which the transaction has been approved is fair to all unaffiliated stockholders, including those whose interests are being cashed out pursuant to the Reverse/Forward Stock Split and those who will retain an equity interest in the Company subsequent to the consummation of the Reverse/Forward Stock Split.

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In consideration of the factors discussed under the captions “Special Factors—Reasons for and Purposes of the Reverse/Forward Stock Split,” “Special Factors—Strategic Alternatives Considered,” “Special Factors—Background of the Reverse/Forward Stock Split,” “Special Factors—Effects of the Reverse/Forward Stock Split” and “Recommendation of the Board; Fairness of the Reverse/Forward Stock Split” in this Information Statement, the Board, including all of the non-employee directors, approved the Reverse/Forward Stock Split by a unanimous vote of the Board on March 9, 2007 and April 4, 2007. In addition, on April 23, 2007, the Company received the written consent of stockholders holding sufficient shares to approve the transaction.
a)	Reservation of Rights
Although the Reverse/Forward Stock Split has been approved by the requisite number of stockholders, the Board reserves the right, in its sole discretion, to abandon the Reverse/Forward Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse/Forward Stock Split is in the best interests of the Company. The determination of the 1 for 65,000 Reverse Split ratio was based on the Company’s intention to reduce the number of record stockholders remaining after the Reverse Split to fewer than 300. The resulting estimated cost to cash out these shares was determined to be reasonable in light of the expected benefits from the Reverse/Forward Stock Split. The Company reserved the right not to proceed with the Reverse/Forward Stock Split in the event that it determines that abandoning the Reverse/Forward Stock Split would be in the best interests of the Company.
The Board presently believes that the Reverse/Forward Stock Split is in the best interests of the Company, our stockholders being cashed out pursuant to the Reverse/Forward Stock Split and our stockholders who will retain an equity interest in the Company subsequent to the consummation of the Reverse/Forward Stock Split, and thus recommended a vote for the Reverse/Forward Stock Split and the proposed Articles of Amendment. Nonetheless, the Board believes that it is prudent to recognize that, between the date of this Information Statement and the date that the Reverse/Forward Stock Split will become effective, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Reverse/Forward Stock Split at that time or on the terms currently proposed. Such factual circumstances could include a superior offer to our stockholders, a material change in our business or financial condition or litigation affecting our ability to proceed with the Reverse/Forward Stock Split. If the Board decides to withdraw or modify the Reverse/Forward Stock Split, the Board will notify the stockholders of such decision promptly in accordance with applicable rules and regulations.
Financial Statements
a)	Financial Information
Our audited financial statements are included in our annual report on Form 10-KSB for the year ended December 31, 2005, a copy of which is included in this information statement as Annex B. In addition, our unaudited consolidated financial statements as of and for the nine months ended September 30, 2006 are included in our quarterly reports on Form 10-QSB that period a copy of which is included in this information statement as Annex C.
Trading Market and Price of Our Common Stock and Dividend Policy
Our Common Stock was formerly quoted on the NASD’s Over the Counter Bulletin Board (“OTCBB”) under the ticker symbol “AOOR.OB.” On or about April 23, 2007, the NASD notified the Company that the Company’s securities were to be removed from quotation on the OTCBB effective at the open of business on April 27, 2007. As such, the Company now trades on as an OTC “Pink Sheet” security under the ticker symbol “AOORE.OB and shall be trading under the symbol “AOOR.PK.” We consider our common stock to be thinly traded and any reported bid or sale prices may not be a true market-based valuation of the common stock. On May 17, 2007, the last practicable trading day prior to the date of this Information Statement, our Common Stock’s closing price was $0.034.
Since inception, we have not paid any cash dividends to our stockholders. Any future declaration and payment of cash dividends will be subject to the discretion of the Board, and will depend upon our results of operations, financial condition, cash requirements, future prospects, changes in tax legislation and other factors deemed relevant by our Board.

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On May 17, 2007, the last practicable trading day prior to the date of this Information Statement, our Common Stock’s closing price was $0.034.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding beneficial ownership of our Common Stock, our only class of equity securities currently outstanding, as of April 4, 2007, by (1) each director and named executive officer of the Company, (2) all officers and directors of the Company as a group, and (3) all persons who are known by the Company to be beneficial owners of 5% or more of the Company’s outstanding common stock.

Title of		Number of	% of
Class	Name and Address	Shares(1)	Class
Common Stock	Dennis McLaughlin CEO and Director	161,575,476 (2)	42.9%
Common Stock	Christopher P. (Kit) Chambers Corporate Secretary and Director	1,000,000	0.3%
Common Stock	Darren L. Miles Chief Financial Officer and Director	0	0.0%
Common Stock	Billy A. Mickle Director	0	0.0%
Common Stock	Glenn E. Floyd Director	0	0.0%
Common Stock	Officers and Directors as a Group (5 persons)	162,575,476	43.2%
Common Stock	5%+ Shareholders – None except as described above	—	—%

*	Indicates less than one percent (1%).
(1)	Except as set forth above and based solely upon reports of beneficial ownership required to be filed with the Securities and Exchange Commission pursuant to Rule 13d-1 under the Securities Exchange Act of 1934, as amended, the Company does not believe that any other person beneficially owned, as of April 4, 2007, greater than 5% of the outstanding common stock. Except as otherwise noted, the address of the named individuals is 3001 Knox Street, Suite 403, Dallas, Texas 75205.

(2)	Shares held directly of 5,879,323 and shares beneficially owned of 155,696,153 through interest in AP Holdings, Inc.
Interests of Certain Persons
Our directors and executive officers have interests in the Reverse/Forward Stock Split that may be different from your interests as a stockholder and have relationships that may present conflicts of interest, including the following:
▪	As noted below in the section entitled “Security Ownership of Certain Beneficial Owners and Management,” Dennis G. McLaughlin, III and Christopher P. (Kit) Chambers who are members of our Board of Directors, and executive officers, each own 65,000 or more shares of our Common Stock and will continue to own shares of Common Stock after the transaction; and

▪	As a result of the Reverse/Forward Stock Split, the stockholders who own 65,000 or more shares, such as our directors and executive officers, will have a slight increase in their percentage ownership interest in the Company as a result of the transaction. Our directors and executive officers currently beneficially own approximately 43.2% of the outstanding Common Stock and will have their beneficial ownership increased by less than 22.3% following completion of the Reverse/Forward Stock Split
We will make no payments to officers and directors in connection with the Reverse/Forward Stock Split. The executive officers and directors immediately prior to the Reverse/Forward Stock Split will be the executive officers and directors of the Company immediately following the transaction. In addition, the Reverse/Forward Stock Split

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will not constitute a change of control or otherwise trigger any payments under any severance, employment or other agreement with any of our executive officers or directors.
The Company does not presently have any material agreement, arrangement, understanding or intent to modify the payments or benefits paid to its directors and officers following the Reverse/Forward Stock Split.
During the past 2 years, Apollo transacted business with the following affiliates:
•	On May 12, 2006, Apollo entered into a Securities Purchase Agreement with Siam Imports, Inc., a Nevada corporation. Pursuant to the Agreement, the Company sold to Siam all of the Company’s ownership in Apollo Drilling, LLC, a Texas limited liability company, in consideration of the issuance to the Company of 13,700,000 restricted shares of common stock of Siam, which represented an 82.06% in Siam. The assets of Apollo Drilling comprised of one fully operational drilling rig, two disassembled, partial drilling rigs, an inventory of drill pipe, and spare equipment. The transaction was valued at roughly $1,500,000.

•	On August 19, 2005, Apollo entered into a Securities Purchase Agreement to acquire additional shares of Earth Biofuels, Apollo’s 50%-owned subsidiary. As a consequence of the acquisition, Apollo owned 80% of the issued and outstanding shares of Earth Biofuels. Pursuant to the transaction, Apollo issued 6 million restricted shares of its common stock to Earth Biofuels shareholders. The transaction was valued at roughly $3,000,000.

•	Effective November 22, 2006, Apollo entered into a Share Exchange Agreement with Earth Biofuels, Inc. for the sale of one hundred percent of its fifty-one percent interest in Apollo LNG, Inc., a Texas company. Under the Agreement, Apollo agreed to sell to Earth Biofuels all of the issued and outstanding shares of the LNG Business owned by Apollo. Apollo agreed to receive 9,422,111 shares of the common stock of Earth Biofuels as consideration for the Apollo LNG Shares. The transaction was valued at roughly $36,000,000.
Change of Control
None.
Incorporation of Certain Documents by Reference
The following documents filed with the Commission by us are incorporated by reference in this Information Statement, except for any discussion therein of the “safe harbor” protections for forward-looking statements provided under The Private Securities Litigation Reform Act of 1995: (i) the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 and (ii) the Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2006. Copies of each of the foregoing documents are attached hereto as Annex B and Annex C, respectively.
All documents and reports filed with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement are not incorporated by reference into this Information Statement. New material information, if any, will be provided in an amended Information Statement.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein (or in any other subsequently filed documents which also is deemed to be incorporated by reference herein) modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.
Available Information
We are subject to the informational requirements of the Exchange Act and in accordance with the Exchange Act file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates by writing to the Public

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Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. In addition, these reports, proxy statements and other information are available from the EDGAR filings obtained through the Commission’s Website (http://www.sec.gov).

By Order of the Board of Directors,
Dated: May 29, 2007	By:	/S/ Dennis McLaughlin
Dennis McLaughlin, Chief Executive Officer

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ANNEX A-1 – Form of Certificate of Amendment of Certificate of Incorporation to Effect
Reverse Stock Split
ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION OF
APOLLO RESOURCES INTERNATIONAL, INC.
     Pursuant to the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, the undersigned corporation hereby adopts the following restated articles of incorporation with an effective date of                     , 2007:
     FIRST: The name of the corporation is Apollo Resources International, Inc. (the “Corporation”)
     SECOND: The following amendment to the Restated Articles of Incorporation of Apollo Resources International, Inc. (the “Restated Articles of Incorporation”) was duly adopted by the board of directors and the shareholders of the corporation on March 9, 2007 and April 4, 2007:
     THIRD: Article III of the Restated Articles of Incorporation is hereby amended by deleting it in its entirety and replacing it with the following text:
The corporation is authorized to issue only one class of shares, to be designated common stock (“Common Stock”). The total number of shares of Common Stock that the Corporation shall have authority to issue is Five Hundred Million (500,000,000). The Common Stock shall have $.001 par value per share. The Common Stock shall have unlimited voting rights as provided in the Utah Revised Business Corporation Act and shall be entitled to receive the net assets of the corporation upon dissolution. Upon the effectiveness (the “Effective Time”) of these Articles of Amendment to the Articles of Incorporation, each 65,000 issued shares of Common Stock, par value $0.001 per share, shall be combined and reclassified into 1 fully-paid and nonassessable share of Common Stock, par value $0.001 per share, of the Corporation; provided, however, that in lieu of any fractional interests in shares of Common Stock to which any stockholder who would be entitled only to receive such fractional interest would otherwise be entitled pursuant hereto (taking into account all shares of capital stock owned by such stockholder), the Corporation shall pay in cash for such fractional interest $0.035 per share held by such stockholder immediately prior to the Effective Time such fractions of a share as of the Effective Time.
     FOURTH: The number of issued and outstanding shares, all of which were entitled to vote on the foregoing amendment to the articles of incorporation, was Three Hundred Seventy Six Million Seven Hundred Thirty Eight Thousand Six Hundred Twenty Two and 00/100 (376,738,622), of which One Hundred Ninety Seven Million Eight Hundred Ninety Three Thousand Six Hundred Forty Four (197,893,644) shares were indisputably represented.
     FIFTH: The number of undisputed votes by holders of issued and outstanding shares of the corporation, cast in favor of the foregoing amendment to the articles of incorporation, was One Hundred Ninety Seven Million Eight Hundred Ninety Three Thousand Six Hundred Forty Four (197,893,644). The number of votes by holders of issued and outstanding shares of the corporation, cast in favor of the foregoing amendment, was sufficient for approval.
     IN WITNESS WHEREOF, the foregoing Articles of Amendment to the Articles of Incorporation have been executed this ___day of                     , 2007.

APOLLO RESOURCES INTERNATIONAL, INC.
By:
Dennis McLaughlin, Chief Executive Officer

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ANNEX A-2 — Form of Certificate of Amendment of Certificate of Incorporation to Effect
Forward Stock Split
ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION OF
APOLLO RESOURCES INTERNATIONAL, INC.
     Pursuant to the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, the undersigned corporation hereby adopts the following restated articles of incorporation with an effective date of                     , 2007:
     FIRST: The name of the corporation is Apollo Resources International, Inc. (the “Corporation”)
     SECOND: The following amendment to the Restated Articles of Incorporation of Apollo Resources International, Inc. (the “Restated Articles of Incorporation”) was duly adopted by the board of directors and the shareholders of the corporation on March 9, 2007 and April 4, 2007:
     THIRD: Article III of the Restated Articles of Incorporation is hereby amended by deleting it in its entirety and replacing it with the following text:
The corporation is authorized to issue only one class of shares, to be designated common stock (“Common Stock”). The total number of shares of Common Stock that the Corporation shall have authority to issue is Five Hundred Million (500,000,000). The Common Stock shall have $.001 par value per share. The Common Stock shall have unlimited voting rights as provided in the Utah Revised Business Corporation Act and shall be entitled to receive the net assets of the corporation upon dissolution. Upon the effectiveness (the “Effective Time”) of these Articles of Amendment to the to the Articles of Incorporation, each share of Common Stock that is issued and outstanding immediately prior to the Effective Time (which shall include each fractional share in excess of 1 share held by any stockholder), shall be subdivided and reclassified into 65,000 fully-paid and nonassessable shares of Common Stock (or, with respect to such fractional shares and interests, such lesser number of shares and fractional shares or interests as may be applicable based upon such 65,000 to 1 ratio).
     FOURTH: The number of issued and outstanding shares, all of which were entitled to vote on the foregoing amendment to the articles of incorporation, was Three Hundred Seventy Six Million Seven Hundred Thirty Eight Thousand Six Hundred Twenty Two and 00/100 (376,738,622), of which One Hundred Ninety Seven Million Eight Hundred Ninety Three Thousand Six Hundred Forty Four (197,893,644) shares were indisputably represented.
     FIFTH: The number of undisputed votes by holders of issued and outstanding shares of the corporation, cast in favor of the foregoing amendment to the articles of incorporation, was One Hundred Ninety Seven Million Eight Hundred Ninety Three Thousand Six Hundred Forty Four (197,893,644). The number of votes by holders of issued and outstanding shares of the corporation, cast in favor of the foregoing amendment, was sufficient for approval.
     IN WITNESS WHEREOF, the foregoing Articles of Amendment to the Articles of Incorporation have been executed this ___day of                     , 2007.

APOLLO RESOURCES INTERNATIONAL, INC.
By:
Dennis McLaughlin, Chief Executive Officer

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ANNEX B — Annual Report on Form 10-KSB for the Year Ended December 31, 2005

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ANNEX C — Quarterly Report on Form 10-QSB for the Quarterly Period
Ended September 30, 2006

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